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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                           Consolidated Water Co. Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    G23773107
                                 (CUSIP Number)

                                  June 25, 2007
              Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-------------------                                                 ------------
CUSIP NO. G23773107                       13G                       Page 2 of 11
-------------------                                                 ------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     KBC ASSET MANAGEMENT LTD.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     IRELAND
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,336,760 SHARES OF COMMON STOCK
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     APPROXIMATELY 9.22% AS OF THE DATE OF THIS FILING (BASED ON 14,500,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     IA
--------------------------------------------------------------------------------

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CUSIP NO. G23773107                       13G                       Page 3 of 11
-------------------                                                 ------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     KBC GROUP NV
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     BELGIUM
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,336,760 SHARES OF COMMON STOCK
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     APPROXIMATELY 9.22% AS OF THE DATE OF THIS FILING (BASED ON 14,500,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     HC
--------------------------------------------------------------------------------

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CUSIP NO. G23773107                       13G                       Page 4 of 11
-------------------                                                 ------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     KBC ASSET MANAGEMENT NV
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     BELGIUM
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,336,760 SHARES OF COMMON STOCK
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     APPROXIMATELY 9.22% AS OF THE DATE OF THIS FILING (BASED ON 14,500,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     IA/HC
--------------------------------------------------------------------------------

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-------------------                                                 ------------
CUSIP NO. G23773107                       13G                       Page 5 of 11
-------------------                                                 ------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     KBC BANK NV
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     BELGIUM
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER
                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY        1,336,760 SHARES OF COMMON STOCK
  OWNED BY     -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER
  REPORTING         0
   PERSON      -----------------------------------------------------------------
    WITH       8.   SHARED DISPOSITIVE POWER
                    1,336,760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,336, 760 SHARES OF COMMON STOCK
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     APPROXIMATELY 9.22% AS OF THE DATE OF THIS FILING (BASED ON 14,500,000 SHARES OF COMMON STOCK ISSUED AND OUTSTANDING)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON
     BK/HC
--------------------------------------------------------------------------------

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CUSIP NO. G23773107                       13G                       Page 6 of 11
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Item 1(a) Name of Issuer: Consolidated Water Co. Ltd.

Item 1(b) Address of Issuer's Principal Executive Offices:

          Trafalgar Place, West Bay Road
          P.O. Box 1114
          Grande Cayman, Cayman Islands
          BWI E9 00000

Item 2(a) Name of Person Filing
Item 2(b) Address of Principal Business Office
Item 2(c) Citizenship

               KBC Asset Management Ltd.
               Joshua Dawson House
               Dawson Street
               Dublin 2
               Ireland

               KBC Group NV
               Havenlaan 2
               1080 Brussels
               Belgium

               KBC Asset Management NV
               Havenlaan 2,
               1080 Brussels
               Belgium

               KBC Bank NV
               Havenlaan 2,
               1080 Brussels
               Belgium

     2(d) Title of Class of Securities:

               Common Stock, par value $0.60 per share

     2(e) CUSIP Number: G23773107

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

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CUSIP NO. G23773107                       13G                       Page 7 of 11
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          (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

          (e)  [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.: [X]

Item 4    Ownership:

KBC GROUP NV
KBC ASSET MANAGEMENT LTD.
KBC ASSET MANAGEMENT NV
KBC BANK NV

     (a)  Amount beneficially owned:

1,336,760 shares of Common Stock

     (b)  Percent of Class:

Approximately 9.22% as of the date of this filing (based on 14,500,000 shares of Common Stock issued and outstanding)

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:


                                  Page 7 of 11

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CUSIP NO. G23773107                       13G                       Page 8 of 11
-------------------                                                 ------------


               1,336,760 shares of Common Stock

          (iii) sole power to dispose or to direct the disposition of:

               0

          (iv) shared power to dispose or to direct the disposition of:

               1,336,760 shares of Common Stock

Item 5    Ownership of Five Percent or Less of a Class:

          Not Applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

          Not Applicable.

Item 8    Identification and Classification of Members of the Group:

          Not Applicable.

Item 9    Notice of Dissolution of Group:

          Not Applicable.

Item 10   Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Page 8 of 11

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-------------------                                                 ------------
CUSIP NO. G23773107                       13G                       Page 9 of 11
-------------------                                                 ------------


     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 28th day of August, 2007.

KBC GROUP NV                            KBC ASSET MANAGEMENT NV


By: /s/ Noel O'Halloran                 By: /s/ Noel O'Halloran
    ---------------------------------       ------------------------------------
Name: Noel O'Halloran                   Name: Noel O'Halloran
Its: Executive Director and Chief       Its: Executive Director and Chief
     Investment Officer of KBC Asset         Investment Officer of KBC Asset
     Management Ltd.                         Management Ltd.


KBC ASSET MANAGEMENT LTD.               KBC BANK NV


By: /s/ Noel O'Halloran                 By: /s/ Noel O'Halloran
    ---------------------------------       ------------------------------------
Name: Noel O'Halloran                   Name: Noel O'Halloran
Its: Executive Director and Chief       Its: Executive Director and Chief
     Investment Officer                      Investment Officer of KBC Asset
                                             Management Ltd.


                                  Page 9 of 11